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                                                                      EXHIBIT 12

                   Ratio of Earnings to Fixed Charges


                                  Jun-98    1997     1996     1995    1994
                                 --------  -------  -------  ------  ------
Pretax net income                 27,180   23,510    4,942     796     554
Plus fixed charges                11,532   15,510    6,915   5,676   3,137
Less gain on sale                (10,746)    (451)       -       -       -
Less preferred stock dividend          -        -      (58)   (591)   (283)
Less capitalized interest         (2,282)  (1,896)    (381)   (285)   (216)
                                 -------   ------   ------   -----   -----
Earnings                          25,684   36,673   11,418   5,596   3,192



Preferred stock dividend               -        -       58     591     283
Interest expense                   9,250   13,614    6,476   4,800   2,638
Capitalized interest               2,282    1,896      381     285     216
                                 -------   ------   ------   -----   -----
Total fixed charges               11,532   15,510    6,915   5,676   3,137

Ratio                                2.2      2.4      1.7     1.0     1.0